Exhibit 99.1

Kroger Announces Mark Sutton Elected
to Kroger Board of Directors

CINCINNATI, January 12, 2017 — The Kroger Co. (NYSE: KR) today announced that Mark S. Sutton has been elected to the Company’s Board of Directors.

Mr. Sutton is chairman and chief executive officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp and paper products. Prior to becoming CEO, he served as president and chief operating officer with responsibility for running the company’s global business. Mr. Sutton joined International Paper in 1984 as an electrical engineer. He held roles of increasing responsibility throughout his career, including mill manager, vice president of corrugated packaging operations across Europe, the Middle East and Africa, vice president of corporate strategic planning, and senior vice president of several business units, including global supply chain, before being named CEO in 2014.

“We are delighted to welcome Mark to Kroger,” said Rodney McMullen, Kroger’s chairman and CEO. “Mark’s deep experience in an end-to-end business and global perspective make him a valued addition to Kroger’s Board of Directors.”

Mr. Sutton is a member of The Business Council and the Business Roundtable. He serves on the boards of the American Forest & Paper Association and the International Advisory Board of the Moscow School of Management — Skolkovo. He also serves on the boards of Memphis Tomorrow and the New Memphis Institute.

Mr. Sutton is elected to serve until Kroger’s annual meeting of shareholders in June 2017. At that time, he will stand for election by the shareholders.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 431,000 associates who shop or serve in 2,796 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to 2,253 pharmacies, 787 convenience stores, 324 fine jewelry stores, 1,439 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969